                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       PacificCare Health Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     5) Total fee paid:

        ------------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3) Filing Party:

        ------------------------------------------------------------------------

     4) Date Filed:

        ------------------------------------------------------------------------

                         PACIFICARE HEALTH SYSTEMS, INC.
                                5995 PLAZA DRIVE
                            CYPRESS, CALIFORNIA 90630
                                 (714) 952-1121

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 6, 1996


TO THE SHAREHOLDERS OF PACIFICARE HEALTH SYSTEMS, INC.:

     The Annual Meeting of Shareholders of PacifiCare Health Systems, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 5995 Plaza Drive, Cypress, California on Wednesday, March 6, 1996 at 10:00 a.m., Pacific Standard Time (P.S.T.), to vote upon the following matters:

     (1)  To elect two Directors of the Company;

     (2) To approve adoption of an amendment to the Company's Certificate of Incorporation, as amended, to increase the total number of shares which the Company shall have the authority to issue;

     (3) To approve the Amended 1992 Non-Officer Directors Stock Option Plan of PacifiCare Health Systems, Inc.; and

     (4) To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Proxy Statement is being mailed to the holders of both the Class A Common Stock and Class B Common Stock. Only the holders of Class A Common Stock are entitled to vote at the March 6, 1996 Annual Meeting of Shareholders and will receive a Proxy Card. The Proxy Statement is being mailed to the holders of the Class B Common Stock for informational purposes only.

     The Board of Directors has fixed the close of business on January 8, 1996 as the record date. Holders of record of the Class A Common Stock, as of that date, are entitled to vote at the meeting. The Company invites the holders of both classes of stock to attend the meeting in person.

     TO THE HOLDERS OF CLASS A COMMON STOCK: Your attention is directed to the accompanying Proxy Statement and Proxy Card. The Company invites you to attend the meeting in person but if you are unable to be present, you are requested to check the appropriate boxes, sign, date and return the enclosed Proxy Card as promptly as possible so that your shares may be represented.

                                        By order of the Board of Directors


                                             Terry O. Hartshorn
                                             CHAIRMAN OF THE BOARD
Cypress, California
January 23, 1996

                               PROXY STATEMENT FOR

                        ANNUAL MEETING OF SHAREHOLDERS OF
                         PACIFICARE HEALTH SYSTEMS, INC.
                           TO BE HELD ON MARCH 6, 1996

                   APPROXIMATE DATE OF MAILING PROXY STATEMENT
                            AND PROXY TO SHAREHOLDERS
                                JANUARY 29, 1996

PROXY SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of PacifiCare -Registered Trademark- Health Systems, Inc., a Delaware corporation (the "Company"), in the form of the accompanying proxy card (the "Proxy Card"), to be used at the Annual Meeting of Shareholders to be held on March 6, 1996 (the "Annual Meeting").

     The Proxy Statement is being mailed to the holders of both the Class A Common Shares, par value $0.01 per share, of the Company (the "Class A Common Stock") and the Class B Common Shares, par value $0.01 per share, of the Company (the "Class B Common Stock"). The Class A Common Stock together with the
Class B Common Stock shall hereinafter be referred to as the "Common Stock." Only the holders of the Class A Common Stock are entitled to vote at the Annual Meeting and will receive a Proxy Card. This Proxy Statement is being mailed to the holders of the Class B Common Stock for informational purposes only.

     TO THE HOLDERS OF CLASS A COMMON STOCK: It is important that your shares of Class A Common Stock be represented at the Annual Meeting whether or not you plan to attend. Accordingly, you are asked to sign and return the Proxy Card in order to ensure that your shares of Class A Common Stock are voted. Shares cannot be voted at the meeting unless the shareholder is represented by proxy or is present in person.

     The shares of Class A Common Stock represented by the proxy will be voted in accordance with the specifications or other indications set forth on the Proxy Card.

     The shareholder appointing a proxy has the power to revoke the appointment by a later appointment received by the Company, or by giving notice of revocation to the Company in writing or in open meeting. Any vote taken prior to a revocation is not affected by such revocation. A revocable appointment of proxy is not revoked by the death or incompetency of the shareholder, unless, before the vote is taken or the authority is otherwise exercised, written notice of such death or incompetency is received by the Company from the executor or administrator of the estate of such shareholder or from the fiduciary having control of the shares in respect of which the proxy was appointed.

VOTING SECURITIES

     On January 8, 1996, there were 12,358,508 shares of Class A Common Stock of the Company issued and outstanding and entitled to vote. Only those shareholders of record of the Class A Common Stock at the close of business on January 8, 1996 will be entitled to vote at the Annual Meeting. Each outstanding share of Class A Common Stock is entitled to one vote on all matters properly brought before the meeting. A majority of outstanding voting shares is required for adoption of the amendment to the Company's certificate of incorporation; a majority of the oustanding shares voting is sufficient for approval of the Amended Directors Stock Option Plan (as defined herein); and except as described below with regard to cumulative voting for Directors, a plurality of shares voting may elect all of the Directors. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business but shall neither be counted as affirmative nor negative votes.

     In the election of Directors, a shareholder may cumulate his votes for one or more nominees, but only if, prior to the voting (a) such nominee(s) or nominee's name(s) have been placed in nomination, and (b) the shareholder has given notice at the meeting of his intention to cumulate his votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for the nominees. If the voting for Directors is conducted by cumulative voting, each share of Class A Common Stock will be entitled to a number of votes equal to the number of Directors to be elected, which votes may be cast for a single nominee or may be distributed among two or more nominees in such proportions as the shareholder deems appropriate. The nominees receiving the highest number of affirmative votes shall be elected. If no such notice is given, there will be no cumulative voting which means a plurality of shares voting may elect all of the Directors. In the event of cumulative voting, the proxy solicited confers discretionary authority on the proxies to cumulate votes so as to elect the maximum number of nominees.

                              ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     Pursuant to the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), members of the Board of Directors are divided into three classes: Class I, Class II and Class III. The terms of the Directors in each of these three classes are staggered and Directors in each of the three classes hold office for a three-year term until their successors have been duly elected and qualified. The number of authorized members of the Company's Board of Directors is 10.

     There are two nominees to be elected as Directors at the Annual Meeting.
It is the intention of the person(s) named in the Proxy Card to vote the proxies in favor of the election of Directors of the two nominees named below unless the authority is withheld in accordance with the instructions on the Proxy Card. Both nominees are presently Directors of the Company. In the event the nominees named below refuse or are unable to serve as Directors (which is not anticipated), the persons named as proxies reserve full discretion to vote for any or all persons as may be nominated.

     Gary L. Leary and Warren E. Pinckert II are standing for reelection as Class II Directors at the Annual Meeting. If reelected, Messrs. Leary and Pinckert will serve as Class II Directors for a three-year term which expires as of the 1999 Annual Meeting.

     Terry Hartshorn was reelected and Alan Hoops was elected as Class I Directors at the 1994 Annual Meeting. Jean Bixby Smith was elected as a Class I Director at the 1995 Annual Meeting to fill a vacancy for a Class I Director at that time. Messrs. Hartshorn and Hoops and Ms. Smith are all currently serving terms which expire as of the 1997 Annual Meeting.

     David Carpenter, David Reed and Lloyd Ross were reelected as Class III Directors at the 1995 Annual Meeting and are serving as Class III Directors for a three-year term which expires as of the 1998 Annual Meeting.

     Two vacancies on the Board of Directors currently exist. The Board of Directors has not as yet identified candidates to fill these vacancies. Proxies cannot be voted for a greater number of persons than the number of nominees.

     The following sets forth, as of the date hereof, information concerning the two nominees for election as Directors of the Company.


                                        POSITION WITH COMPANY (OTHER THAN AS A
                         DIRECTOR       DIRECTOR), IF ANY; PRESENT PRINCIPAL
  NAME AND AGE           SINCE          OCCUPATION FOR PAST FIVE YEARS
--------------------------------------------------------------------------------

Gary L. Leary, 60         1989          Executive Vice President of UniHealth*
                                        (as defined herein) since April 1992,
                                        General Counsel of UniHealth since 1988,
                                        Director and member of the Executive
                                        Committee of UniHealth since 1988, and
                                        Secretary of UniHealth's board since
                                        November 1994.  Mr. Leary has served as
                                        Corporate Counsel to UniHealth and its
                                        predecessor since 1977.

Warren E. Pinckert II, 52     1985      President, Chief Executive Officer and a
                                        Director of Cholestech Corporation, a
                                        medical device manufacturing firm, since
                                        June 1993.  Mr. Pinckert served as
                                        Executive Vice President, Operations
                                        from 1991 to June 1993, Vice President
                                        of Finance and Business Development from 1989 to 1991, and Secretary from 1989 to June 1993 of Cholestech Corporation.
                                        Mr. Pinckert is a member of the
                                        Compensation, Executive and Special
                                        Opportunities Committees and is Chairman of the Audit/Finance Committee. Mr.
                                        Pinckert is a certified public
                                        accountant.

 * UniHealth is the single largest holder of the Company's Class A Stock.

     The Board of Directors has established:  (i) the Executive Committee;
(ii) the Audit/Finance Committee; (iii) the Compensation Committee; and (iv) the Nominating Committee. In June 1994, the Board of Directors established the Executive Committee as a standing committee of the Board with the members comprised solely of the Chairman of the Board, the President and Chief Executive Officer of the Company and the chairman of each standing committee of the Board, except for the Special Opportunities Committee. The members of the Executive Committee currently are Messrs. Hartshorn, Hoops, Carpenter and Pinckert. The Executive Committee has all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company. The Executive Committee held 11 meetings during fiscal 1995. The Audit/Finance Committee, comprised of Messrs. Pinckert, Reed and Ross, meets with the Company's independent auditors, makes recommendations to the Board of Directors concerning acceptance of the reports of such auditors and the accounting policies and procedures of the Company and reviews financial plans and operating results of the Company. The Audit/Finance Committee held five meetings during fiscal 1995. The Compensation Committee, comprised of Messrs. Carpenter, Pinckert and Ross, meets with management and makes recommendations to the Board of Directors concerning officer and key employee compensation and contributions to be made by the Company to the Company's employee benefit and performance incentive plans. The Compensation Committee met six times during fiscal 1995. The Compensation Committee has formed a sub-committee (the "Sub-Committee") to deal with compensation issues affected by Section 162(m) and the regulations promulgated thereunder ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the Sub-Committee also administers the Employee Plan (as defined herein), the LTPIP (as defined herein) and the MICP (as defined herein). The Sub-Committee is comprised of Messrs. Pinckert and Ross. The Nominating Committee, comprised of Messrs. Carpenter, Hartshorn and Hoops, considers candidates for the directorships of the Company which are, or become vacant, and makes recommendations to the Board of Directors concerning the nomination of such candidates. The Nominating Committee does not consider nominees recommended by shareholders of the Company.

     During fiscal 1995, the Board of Directors held 11 meetings. No Director, except for Mr. Carpenter, attended fewer than 75 percent of the aggregate of (a) the total number of meetings of the Board of Directors, and (b) the total number of meetings held by all Committees of the Board on which they served.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth the names of those shareholders known to the Company to be the beneficial owners (as defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of more than five percent of the Company's outstanding shares of Class A Common Stock as of December 31, 1995.


                      NAME AND ADDRESS            AMOUNT AND NATURE OF   PERCENT
  TITLE OF CLASS    OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP  OF CLASS
-----------------  ------------------------       --------------------  --------
  Class A Common    UniHealth                           5,910,000        47.9%
      Stock         3400 Riverside Drive
                    Burbank, CA  91505

                    The Capital Group Companies, Inc.   1,252,600(1)     10.2%
                    333 South Hope Street
                    Los Angeles, CA  90071

          UniHealth, a California nonprofit public benefit corporation ("UniHealth"), is the parent corporation in a multi-state health care delivery system consisting of seven nonprofit medical centers and various for-profit health care companies, including one company in the health maintenance
organization business.   UniHealth has stated its intent to maintain a
significant interest in the Company as its single largest holder of Class A Common Stock.




-------------------------------
     (1) Number of shares beneficially owned as of December 8, 1995 according to a Schedule 13G filed with the Securities and Exchange Commission (the "SEC").

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of the Company's Common Stock, which are beneficially owned as of December 31, 1995, by: (1) each of the Directors and nominees of the Company; (2) the Named Executive Officers (as defined herein); and (3) all Executive Officers (as defined in Section 3b-7 of the Exchange Act) and Directors of the Company as a group.

                                                         AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                           ----------------------------------------------------------------------
                                                 CLASS A COMMON STOCK(2)           CLASS B COMMON STOCK(3)
                                           ----------------------------------  ----------------------------------
     NAME OF BENEFICIAL OWNER              NUMBER OF SHARES  PERCENT OF CLASS  NUMBER OF SHARES  PERCENT OF CLASS
-----------------------------------------------------------------------------------------------------------------
Terry O. Hartshorn                              212,000            1.7%            152,657              *
Alan R. Hoops                                   190,000            1.5%            187,130            1.0%
David R. Carpenter                                6,900              *               9,900              *
Gary L. Leary                                     6,900              *               9,900              *
Warren E. Pinckert II                            15,500              *               8,216              *
David A. Reed                                       300              *               1,700              *
Lloyd Ross                                        1,500              *               3,900              *
Jean Smith                                          230              *                 425              *
Jeffrey Folick                                    4,000              *              45,000              *
Richard Lipeles                                  71,250              *              70,210              *
Wayne Lowell                                     18,800              *              26,272              *
Roger Taylor, M.D.                                    0              *              24,751              *
All Executive Officers and Directors
  as a group (23 persons)                       569,130            4.6%            657,116            3.5%

------------------------------------
 *  Less than 1 percent of class.







     (1) Information with respect to the beneficial ownership is based on information furnished to the Company by each person in this table. Each shareholder included in the table has sole voting and dispositive power with respect to the shares of Common Stock shown to be beneficially owned by the shareholder. Most of the shareholders included in this table reside in states having community property laws under which the spouse of the shareholder, in whose name the securities are registered, may be entitled to share in the management of their community property, which may include the right to vote or dispose of the shares of Common Stock.

     (2) Includes stock options of Class A Common Stock exercisable within 60 days for the following named individuals and group, and number of shares: Mr. Hartshorn, 89,000 shares; Mr. Hoops, 72,000 shares; Mr. Carpenter, 6,900 shares; Mr. Leary, 6,900 shares; Mr. Pinckert, 15,184 shares; Mr. Reed, 0 shares; Mr. Ross, 1,500 shares; Ms. Smith, 0 shares; Mr. Folick, 3,000 shares; Mr. Lipeles, 35,000 shares; Mr. Lowell, 14,500 shares; Dr. Taylor, 0 shares; and all Executive Officers and Directors as a group (23 persons), 285,234 shares.

     (3) Includes options of Class B Common Stock exercisable within 60 days for the following named individuals and group, and number of shares: Mr. Hartshorn, 67,500 shares; Mr. Hoops, 94,250 shares; Mr. Carpenter, 9,900 shares; Mr. Leary, 9,900 shares; Mr. Pinckert, 7,900 shares; Mr. Reed, 1,500 shares; Mr. Ross, 3,900 shares; Ms. Smith, 0 shares; Mr. Folick, 41,750 shares; Mr. Lipeles, 44,400 shares; Mr. Lowell, 23,600 shares; Dr. Taylor, 23,916 shares; and all Executive Officers and Directors as a group (23 persons), 439,316 shares.

              EXECUTIVE OFFICERS AND DIRECTORS OTHER THAN NOMINEES

The following table sets forth, as of the date hereof, information concerning the Executive Officers and Directors other than nominees of the Company.

     NAME                       AGE     POSITION
--------------------------------------------------------------------------------
     Terry O. Hartshorn         50      Chairman of the Board
     Alan R. Hoops              48      Director, President and Chief Executive
                                          Officer
     David R. Carpenter         56      Director
     David A. Reed              62      Director
     Lloyd Ross                 54      Director
     Jean Bixby Smith           57      Director
     Jeffrey Folick             48      Executive Vice President and Chief
                                          Operating Officer
     Wayne Lowell               40      Executive Vice President, Chief
                                          Administrative Officer
                                          and Chief Financial Officer
     Roger Taylor, M.D.         50      Executive Vice President and
                                          Chief Medical Officer
     Patrick Feyen              39      Regional Vice President of the
                                          Southwest, President, PacifiCare of
                                          Oklahoma, Inc. and President,
                                          PacifiCare of Texas, Inc.
     Mitchell Goodstein         44      Regional Vice President of the Southeast
                                          and President, PacifiCare of Florida,
                                          Inc.
     Mary McWilliams            46      Regional Vice President of the
                                          Northwest, President, PacifiCare of
                                          Washington, Inc. and President,
                                          PacifiCare of Oregon, Inc.
     Jon Wampler                44      Regional Vice President of the West and
                                          President, PacifiCare of California
     Joseph S. Konowiecki       42      General Counsel and Secretary
     Ronald Davis               36      Senior Vice President, Operations
     Wanda Lee                  54      Senior Vice President, Corporate Human
                                          Resources
     Fred Ryder                 39      Senior Vice President and Corporate
                                          Controller
     Craig Schub                40      Senior Vice President, Government
                                          Programs and President, Secure
                                          Horizons USA, Inc.
     James Williams             49      Senior Vice President and Chief
                                          Information Officer
     William Young              50      Senior Vice President, Corporate
                                          Marketing
     John Ninomiya              35      Vice President, Health Data Analysis


    Terry O. Hartshorn has been a Director of the Company since 1985. Mr. Hartshorn has been Chairman of the Board of Directors of the Company and President and Chief Executive Officer of UniHealth since April 1993. Mr. Hartshorn served as President and Chief Executive Officer of the Company from 1976 to April 1993 and as Secretary and a director of the Company from 1977 to 1981. Mr. Hartshorn has served as a Director of Apria HealthCare Group Inc., a provider of home health care products and services, since 1991, and also as a Director of Emcare Holdings Inc., a provider of emergency department services, since November 1994. Mr. Hartshorn is a member of the Executive and Nominating Committees.

    Alan R. Hoops has been a Director of the Company since 1994. Mr. Hoops has been President and Chief Executive Officer of the Company since April 1993. Mr. Hoops served as Executive Vice President and Chief Operating Officer of the Company from 1986 to April 1993, as Secretary of the Company from 1982 to April 1993, as Senior Vice President of the Company from 1985 to 1986 and as Vice President, Marketing and Planning of the Company from 1977 to 1985. Mr. Hoops is a member of the Executive and Nominating Committees.

    David R. Carpenter has been a Director of the Company since 1989. Mr. Carpenter has been self-employed since June 1, 1995. Mr. Carpenter served as Executive Vice President of Transamerica Corporation from 1993 through 1995, Group Vice President of Transamerica Corporation from 1990 through 1993, Chairman from 1985 through 1995 and Chief Executive Officer from 1984 through 1995 of Transamerica Occidental Life Insurance Company. Mr. Carpenter has also been Chairman of the Board of Directors of UniHealth since 1994, an Ex-Officio Member of the Compensation Committee of UniHealth since 1994 and serves as Chairman of its Executive and Nominating Committees and Governance Subcommittee. Mr. Carpenter is Chairman of the Company's Compensation and Nominating Committees and is a member of the Executive Committee. Mr. Carpenter has served as a Director of H.F. Ahmanson & Company, parent of Home Savings of America, since 1995.

    David A. Reed has been a Director of the Company since 1992. Mr. Reed currently is the President of DAR Consulting Group and serves as a special advisor to the Health Care Practice Group of Deloitte & Touche LLP. Mr. Reed served as President and Chief Executive Officer of St. Joseph Health System, a nonprofit public benefit corporation, owning and operating hospitals and other health care service entities, from 1990 through December 1994. Mr. Reed is a former chairman and speaker of the House of Delegates of the American Hospital Association. Mr. Reed is a member of the Audit and Special Opportunities Committees.

    Lloyd Ross has been a Director of the Company since 1985. Mr Ross has been President and Chief Executive Officer of SMI Construction, Inc., a commercial and industrial building company, since 1976. Mr. Ross is a member of the Audit/Finance, Compensation and Special Opportunties Committees.

    Jean Bixby Smith has been a Director of the Company since 1995. Ms. Smith has been President of Bixby Land Company since January 1984 and President of Alamitos Land Company since March 1991, both of which are engaged in the development and management of commercial and industrial real estate. Ms. Smith has also been a Director of UniHealth since 1988.

    Jeffrey Folick has been an Executive Vice President and Chief Operating Officer of the Company since December 1994. Between July 1992 and December 1994, Mr. Folick served in various capacities for the Company, including Regional Vice President of the West, President of PacifiCare of California ("PCC") and Chief Operating Officer of PCC. Prior to joining PCC in July 1992, Mr. Folick served as President of Secure Horizons from January 1991 to July 1992 and Vice President, Secure Horizons from December 1989 to December 1990.

    Wayne Lowell has been Chief Administrative Officer of the Company since December 1994, an Executive Vice President of the Company since April 1993 and Chief Financial Officer of the Company since November 1986. Mr. Lowell served as Senior Vice President of the Company from March 1992 to April 1993 and as Treasurer of the Company from 1986 to April 1993. Mr. Lowell is a certified public accountant.

    Roger Taylor, M.D. has been Executive Vice President of the Company since April 1993 and Chief Medical Officer of the Company since December 1992. Dr. Taylor served as Senior Vice President of the Company from December 1992 to April 1993. Prior to joining the Company, Dr. Taylor served as National Leader for The Wyatt Company, a health care employee benefit consulting company, and as a Senior Vice President of Equicor Inc., a general medical utilization review company, prior to December 1990.

    Patrick Feyen has been Regional Vice President of the Southwest, President and Chief Executive Officer of PacifiCare of Oklahoma, Inc. ("PCOK") and President and Chief Executive Officer of PacifiCare of Texas, Inc. ("PCTX") since December 1994. Mr. Feyen served as Regional Vice President of the Northwest from September 1994 to December 1994 and President and Chief Executive Officer of PacifiCare of Oregon, Inc. ("PCOR") from 1993 to December 1994. Mr. Feyen served as Vice President, Finance and Chief Financial Officer of PCOR from 1991 to 1993. Prior to joining PCOR, Mr. Feyen served as Vice President, Finance and Controller from 1990 to 1992 and Senior Administrator, Operations from 1989 to 1990 of Michigan Health Care Corporation, a provider of medical care and mental health services in Detroit.

    Mitchell Goodstein has been Regional Vice President of the Southeast and President of PacifiCare of Florida ("PCFL") since September 1995. Prior to joining the Company, Mr Goodstein served as Chief Executive Officer of HMO California, a licensed health care service plan, from June 1992 to August 1995. From July 1986 to June 1992, he was a principal of Tillinghast, a Towers Perrin Company, which provides consulting services to managed care entities.

    Mary McWilliams has been Regional Vice President of the Northwest since September 1994, President of PCOR since December 1994 and has been President and Chief Executive Officer of PacifiCare of Washington, Inc. since January 1994. Prior to joining the Company, Ms. McWilliams served as Chief Executive Officer of the Sisters of Providence Health Plans, a federally qualified health maintenance organization in Oregon, from 1984 to January 1994.

    Jon Wampler has been Regional Vice President of the West and President of PCC since December 1994. Mr. Wampler served as Regional Vice President of the Southwest and President of PCOK from September 1994 to December 1994 and served as President of PCTX from August 1990 to December 1994. Prior to joining the Company, Mr. Wampler served as Executive Director of Humana Health Care Plan of Colorado, Inc. from July 1988 to August 1990.

    Joseph S. Konowiecki has been General Counsel of the Company since October 1989 and Secretary of the Company since April 1993. Mr. Konowiecki served as Assistant Secretary from 1989 to April 1993. Mr. Konowiecki has been a partner of Konowiecki & Rank, a law partnership including a professional corporation, or its predecessor, since 1980 and has over seventeen years of practice in business, corporate and health care law.

    Ron Davis has been Senior Vice President, Corporate Operations since June 1995. Mr. Davis served as Senior Vice President, Operations of PCC from January 1993 to June 1995 and Vice President, Operations of PCC from November 1991 to December 1992. From October 1989 to November 1991, Mr. Davis was Senior Vice President, Operations and Controller of Health Plan of America, a federally qualified health maintenance organization based in southern California, which was merged into PCC in December 1991.

    Wanda Lee has been Senior Vice President, Corporate Human Resources of the Company since March 1993. From 1989 to March 1993, Ms. Lee was Vice President of Human Resources of FHP, Inc., a southern California-based managed care organization. Ms. Lee was Vice President, Human Resources and Administration of Denny's Incorporated, a division of TW Services, from 1974 to 1989.

    Fred V. Ryder has been Senior Vice President of the Company since November 1994 and Corporate Controller and Chief Accounting Officer since 1987. Mr. Ryder served as Vice President from December 1990 to November 1994. Mr. Ryder is a certified public accountant.

    Craig Schub has been Senior Vice President, Government Programs since December 1994 and President of Secure Horizons USA, Inc., since April 1993. Mr. Schub served as Senior Vice President of PCC, Secure Horizons of California from 1992 to 1993, Vice President of PCC, Secure Horizons of Northern California from 1991 to 1992 and Director of Corporate Planning from 1990 to 1991. Prior to joining the Company, Mr. Schub served as Director of Market Development and Communications for the Travelers Health Network from 1988 to 1990.

    James Williams has been Senior Vice President and Chief Information Officer since June 1993. Prior to joining the Company, Mr. Williams served as Senior Vice President, Information Services of Sanwa Bank California from August 1992 to May 1993 and Senior Vice President, Retail Systems Department of Security Pacific Automation Company from May 1988 through August 1992.

    William Young has been Senior Vice President, Corporate Marketing since February 1994. Prior to joining the Company, Mr. Young served as Division President of Blue Cross/Blue Shield from 1992 to 1994, as Vice President of Lincoln National Life Insurance Company from 1990 to 1992 and as President, MetLife HealthCare Network, southeast and Vice President of marketing and sales from 1985 to 1990.

    John Ninomiya has been Vice President, Health Data Analysis of the Company since 1990. Mr. Ninomiya served as Director, Health Data Analysis of the Company from 1988 to 1990 and has been employed with the Company in various capacities since 1986.

    Each Executive Officer of the Company is elected or appointed by the Board of Directors of the Company and holds office until his successor is elected, or until the earlier of his death, resignation or removal.

    The information given in this Proxy Statement concerning the Directors is based upon statements made or confirmed to the Company by or on behalf of such Directors, except to the extent that such information appears in its records.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth for the fiscal years ended September 30, 1995, 1994 and 1993, the compensation for services in all capacities to the Company of those persons who were during the fiscal year ended September 30, 1995: (i) the chief executive officer; and (ii) the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                   Annual Compensation      Long-Term Compensation
                                 ---------------------------------------------------
                                                           Securities                  All Other
      Name and                                             Underlying     LTPIP         Compen-
  Principal Position     Year      Salary      Bonus(1)      Options    Payouts(2)      sation(4)
-------------------------------------------------------------------------------------------------
Alan Hoops,              1995     $578,384     $350,000       30,000     $393,120       $85,059
  President and CEO      1994     $442,803     $405,000       65,000     $334,200       $56,728
                         1993     $344,380     $300,000       15,000     $280,200       $17,178

Jeffrey Folick,          1995     $330,444     $269,121       90,000     $238,815       $69,413
  Exec. Vice President   1994     $264,904     $165,000       94,000     $138,000       $36,156
  and COO                1993     $209,487     $151,200        5,000     $110,400       $13,482

Richard Lipeles(3),      1995     $371,552     $127,995            0     $217,090       $46,436
  Exec. Vice President   1994     $344,876     $229,425       38,800     $208,715       $42,981
                         1993     $290,362     $212,800       10,000     $176,282       $11,114

Wayne Lowell,            1995     $300,390     $144,900       50,000     $168,758       $37,137
  Exec. Vice President   1994     $243,079     $162,925       37,000     $155,213       $31,729
  CAO and CFO            1993     $212,194     $159,390        6,400     $138,880       $12,203

Roger Taylor, M.D.,      1995     $299,864     $128,241        5,000     $129,092       $38,485
  Exec. Vice President   1994     $268,896     $181,212       37,000     $132,084       $120,588(5)
  and CMO                1993     $199,047     $130,002       50,000     $      0       $174,597(6)

     (1) The amounts shown in this column include payments made pursuant to the Amended Management Incentive Compensation Plan, as amended, of the Company (the "MICP") and include amounts awarded and accrued during the fiscal year in which they were earned but paid in the following fiscal year.

     (2) Includes amounts awarded and accrued during the fiscal year in which they were earned but paid in the following fiscal year. Please refer to "Long-Term Performance Incentive Plan Awards in Last Fiscal Year."

        In fiscal 1995, 1994 and 1993, 40 percent of the payments made under the Amended Long-Term Performance Incentive Plan, as amended (the "LTPIP"), were paid out in stock and 60 percent of the payments made under the LTPIP were paid out in cash. For the Named Executive Officers the cash portion equaled: $235,950, $200,553 and $168,120 for Mr. Hoops; $143,319, $82,846 and
$66,255 for Mr. Folick; $130,330, $125,288 and $105,679 for Mr. Lipeles;
$101,288, $93,165 and $83,328 for Mr. Lowell; and $77,538, $79,270 and $0 for
Dr. Taylor for fiscal 1995, 1994 and 1993, respectively. For the Named Executive Officers, the stock portion equaled: 1,817, 2,113 and 2,767 shares of Class B Common Stock for Mr. Hoops; 1,104, 872 and 1,090 shares of Class
B Common Stock for Mr. Folick; 1,003, 1,319 and 1,741 shares of Class B
Common Stock for Mr. Lipeles; 780, 981 and 1,372 shares of Class B Common
Stock for Mr. Lowell; 596, 835 and no shares of Class B Common Stock for Dr. Taylor for fiscal 1995, 1994 and 1993, respectively. For each Named Executive Officer, the shares of Class B Common Stock were valued at $86.50 per share (the fair market value of the Class B Common Stock at the time the payment was awarded) for payments made in fiscal 1995, at $63.25 per share (the fair market value of the Class B Common Stock at the time the payment was awarded) for payments made in fiscal 1994 and at $40.50 per share (the fair market value of the Class B Common Stock at the time of payment) for payments made in fiscal 1993.

     (3) Mr. Lipeles resigned as an Executive Vice President of the Company effective October 1, 1995. Mr. Lipeles is currently serving as a consultant to the Company.

     (4) Amounts in this column include contributions by the Company to the PacifiCare Health Systems, Inc. Savings and Profit Sharing Plan (the "Profit Sharing Plan"). All employees of the Company who have completed 12 months of continuous service and have worked at least 1,000 hours are eligible to participate in the Profit Sharing Plan. The Company contributed the following amounts for each employee:

     (a) An amount equal to two percent of their annual salary up to a specified maximum amount. For the Named Executive Officers, this amount equaled: $3,000, $3,000 and $4,717 for Mr. Hoops; $3,263, $5,484 and
     $4,069 for Mr. Folick; $3,000, $3,424 and  $4,292 for Mr. Lipeles; $3,557,
     $4,564 and $3,152  for Mr. Lowell for fiscal 1995, 1994 and 1993, respectively. For Dr. Taylor, this amount equaled $3,280 and $3,000 for fiscal years 1995 and 1994, respectively. Dr. Taylor became eligible for the Profit Sharing Plan in December 1993.

     (b) An amount equal to one half of the compensation deferred by each employee up to three percent of the employee's annual compensation up to a specified amount. For the Named Executive Officers, this amount equaled:
     $4,620, $4,500 and  $4,497 for Mr. Hoops; $6,514, $4,096 and $3,750 for Mr.
     Folick; $4,620, $4,500 and $2,268 for Mr. Lipeles; and $5,575, $4,500 and
     $4,497 for Mr. Lowell for fiscal 1995, 1994 and 1993, respectively. This amount equaled $5,055 for fiscal 1995 and $4,500 for 1994 for Dr. Taylor who became eligible for the Profit Sharing Plan in December 1993.

     (c) A discretionary amount, determined solely at the discretion of the Board of Directors, from the Company's current or accumulated earnings which is generally based upon a percentage of pretax income. This amount equaled $4,771 and $4,440 for each of Messrs. Hoops, Folick, Lipeles and Lowell and Dr. Taylor for fiscal 1995 and 1994, respectively; and $4,434 for each of Messrs. Hoops, Folick, Lipeles and Lowell for fiscal 1993.

     (d) Includes amounts contributed by the Company pursuant to the Statutory Restoration Plan of the Company (the "Statutory Restoration Plan"). For the Named Executive Officers, this amount equaled: $32,824, $44,506 and $3,410 for Mr. Hoops; $24,729, $21,854 and $1,108 for Mr. Folick; $33,395,
     $30,335 and $0 for Mr. Lipeles; $22,691, $17,943 and $0 for Mr. Lowell; and $24,511, $14,848 and $3,900 for Dr. Taylor for fiscal 1995, 1994 and 1993, respectively. The Statutory Restoration Plan allows participants to defer the portion of their pay that otherwise would be limited by the Company's Profit Sharing Plan and to receive excess matching contributions, profit-sharing contributions and discretionary contributions in the same percentages as those provided by the Profit Sharing Plan. Senior Vice Presidents and above are eligible to participate in the Statutory Restoration Plan.

     (e) An amount equal to premiums paid by the Company for term life insurance for all employees. For the Named Executive Officers this amount equaled: $822 for Messrs. Hoops and Dr. Taylor, $675 for Mr. Folick, $606 for Mr. Lipeles and $498 for Mr. Lowell. For Mr. Hoops and Mr. Folick, the amount includes additional insurance premiums paid by the Company equal to $38,979 and $29,419, respectively.

     (5) Amount includes $88,200 paid as a sign-on bonus and $82,329 paid in moving expenses to Dr. Taylor.

     (6)  Amount includes $97,952 paid in moving expenses to Dr. Taylor.

                        OPTION GRANTS IN LAST FISCAL YEAR


    The following table sets forth for the fiscal year ended September 30, 1995, the stock options granted to the Company's Named Executive Officers pursuant to the Second Amended and Restated 1989 Stock Option Plan for Officers and Key Employees of PacifiCare Health Systems, Inc., as amended (the "Employee Plan").




                    Individual Grants
                               % of Total
                                Options                                  Potential Realizable Value
                   Number of   Granted to     Exercise                     at Assumed Annual Rates
                  Securities   Employees         or                     of Stock Price Appreciation
                  Underlying   in Fiscal     Base Price    Expiration         for Option Term
   Name(1)        Options(2)      Year      Per Share(3)      Date           5%             10%
------------------------------------------------------------------------------------------------------
Alan Hoops
  Class B(4)       30,000      4.0%         $65.75          12/22/04     $3,212,995     $ 5,116,157

Jeffrey Folick
  Class B(4)       90,000     12.1%         $66.75          12/21/04     $9,785,584     $15,581,908

Wayne Lowell
  Class B(4)       50,000      6.7%         $66.75          12/21/04     $5,436,436     $ 8,656,615

Roger Taylor
  Class B(4)        5,000      0.7%         $66.75          12/21/04     $  543,644     $   865,662


Change in total market value of Company at assumed annual rates
  of stock price appreciation for 10 years(5)                                     5%              10%
----------------------------------------------------------------         -----------   --------------
Class A, 12,331,408 shares outstanding, $76.75 per share at 9/30/95      $595,208,24   $1,508,374,544
Class B, 18,551,028 shares outstanding, $76.00 per share at 9/30/95     $886,664,779   $2,246,982,636


     (1) Mr. Lipeles resigned as an Executive Vice President effective October 1, 1995. No stock options were granted to Mr. Lipeles in fiscal 1995.

     (2) Only non-qualified stock options ("NQSOs") were granted in fiscal 1995 pursuant to the Employee Plan. No incentive stock options or stock appreciation rights were granted in fiscal 1995. The date of grant for the NQSOs was December 20, 1994, except for Mr. Hoops whose date of grant was December 21, 1994. NQSOs which have been held for six months and which are not already exercisable and not expired shall upon a "Change of Control" automatically become exercisable. A Change of Control is defined as the occurrence of any of the following: (i) a business combination effectuated through the merger or consolidation of the Company with or into another entity where the Company is not the Surviving Organization (as defined herein); (ii) any business combination effectuated through the merger or consolidation of the Company with or into another entity where the Company is the Surviving Organization and such business combination occurred with an entity whose market capitalization prior to the transaction was greater than 50 percent of the Company's market capitalization prior to the transaction; (iii) the sale in a transaction or series of transactions of all or substantially all of the Company's assets; (iv) any "person" or "group" (within the meaning of Sections 13(d)and 14(d) of the Exchange Act) other than UniHealth, acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of 20 percent or more of the voting common stock of the Company and the beneficial ownership of the voting common stock of the Company owned by UniHealth at that date is less than or equal to the beneficial ownership interest of voting securities attributable to such other person or group; (v) a dissolution or liquidation of the Company; or (vi) the Company ceases to be subject to the reporting requirements of the Exchange Act as a result of a "going private transaction" (within the meaning of the Exchange Act). For purposes hereof, "Surviving Organization" shall mean any entity where the majority of the members of such entity's board of directors are persons who were members of the Company's board of directors prior to the merger, consolidation or other business combination and the senior management of the surviving entity includes all of the individuals who were the Company's executive management (the Company's chief executive officer and those individuals who report directly to the Company's chief executive officer) prior to the merger, consolidation or other business combination and such individuals are in at least comparable positions with such entity.

     (3) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

     (4) The NQSOs granted to the Named Executive Officers become exercisable in four cumulative installments of 25 percent of the shares on the first anniversary of the date of grant and in subsequent installments of 25 percent on each anniversary of the date of grant.

     (5) The dollar amounts in this table are the result of calculations at the five and 10 percent rates used to determine the potential realizable value of the stock options in the above table and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock prices. No assurances can be given that the stock prices will appreciate at these rates or experience any appreciation at all.



                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES


     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 1995 and unexercised options held as of the end of fiscal 1995.

                                                 Number of Securities
                                                      Underlying               Value of Unexercised
                                                  Unexercised Options          In-the-Money Options
                       Shares                       at FY-End(#)                  at FY-End($)
                      Acquired                  ----------------------------------------------------
                         on          Value        Exer-     Unexer-           Exer-        Unexer-
  Name                Exercise      Realized     cisable    cisable          cisable       cisable

Alan Hoops
  Class A                    0     $        0     72,000          0        $5,099,000     $        0
  Class B               30,000     $1,966,313     76,750     96,250        $4,893,750     $2,678,125
Jeffrey Folick
  Class A                1,000     $   67,375      2,000      1,000        $  127,875     $   59,500
  Class B                2,250     $  105,000     19,250    171,500        $  594,688     $3,216,187
Richard Lipeles
  Class A               15,000     $  939,875     35,000          0        $2,420,625     $        0
  Class B               10,000     $  623,750     38,450     40,350        $2,341,225     $1,444,925
Wayne Lowell
  Class A                4,500     $  253,125     13,000      1,500        $  894,375     $   89,250
  Class B               23,100     $1,180,150      5,000     88,700        $  343,625     $1,879,225
Roger Taylor
  Class A                    0     $        0          0          0        $        0     $        0
  Class B                    0     $        0      3,000     89,000        $  106,500     $3,153,250

                      LONG-TERM PERFORMANCE INCENTIVE PLAN
                           AWARDS IN LAST FISCAL YEAR


     The following table sets forth the LTPIP Awards for the fiscal year ended September 30, 1995 for the Company's Named Executive Officers:

                                                     Estimated Future Payouts Under Non-Stock
                                                               Price-Based Plans(1)
                              Performance or       ------------------------------------------
                               Other Period
                             Until Maturation
  Name(2)                       or Payout          Threshold        Target           Maximum
--------------------------------------------------------------------------------------------
Alan Hoops                    January 1998             $0          $285,488         $570,975
Jeffrey Folick                January 1998             $0          $176,533         $353,066
Wayne Lowell                  January 1998             $0          $115,850         $231,700
Roger Taylor, M.D.            January 1998             $0          $ 81,374         $162,748
--------------------------------------------------------------------------------------------

   (1) Incentive compensation under the LTPIP is based on the achievement of performance objectives established by the Sub-Committee and approved by the shareholders of the Company, measured over a three year performance period. The performance objective for this performance period is based on increases in earnings per share. Prior to the commencement of services for this performance period, the Sub-Committee established, in writing, minimum targets for earnings per share which must be achieved, maximum targets above which no additional awards will be earned and the formula for computing each participant's award if such target is achieved. Payouts under the LTPIP are based on the average three-year annual base salary for the calendar year of the Named Executive Officer for the performance cycle with certain assumptions regarding increases in base salary per calendar year over the performance cycle being made. Please refer to the "Summary Compensation Table" for payouts under the LTPIP for fiscal 1995. Payments made under the LTPIP will be made in a cash portion and a stock portion. It is anticipated that the cash portion will equal 60 percent of the LTPIP award and the stock portion will equal 40 percent of the LTPIP award. The stock portion will be valued at the fair market value of the stock at the time the LTPIP award is made.

   (2) Mr. Lipeles resigned as an Executive Vice President effective October 1, 1995. No LTPIP Awards were established for Mr. Lipeles.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with the Named Executive Officers. Each agreement continues until the death, disability, misconduct or written notice of termination by either the Company or the Named Executive Officer. The agreements provide that each Named Executive Officer is entitled to his base salary, participation in all employee benefit programs, reimbursement for business expenses and participation in the MICP, LTPIP and the Employee Plan of the Company. The agreements also contain provisions that entitle each of the Named Executive Officers to receive severance benefits which are payable if the officer's employment with the Company is terminated for various reasons, including death, disability and termination following a change of ownership or control of the Company. Under the employment agreements for Mr. Hoops and Mr. Folick, a change of ownership or control would result from: (i) any merger, consolidation or sale such that any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires beneficial ownership, within the meaning of Rule 13d-3 of the Exchange Act, of 20 percent or more of the voting common stock of the Company and the ownership interest of the voting common stock owned by UniHealth is less than or equal to the ownership interest of the voting common stock of such individual, entity or group; (ii) any transaction in which the Company sells substantially all of its material assets; (iii) a dissolution or liquidation of the Company; or (iv) the Company becomes a non-publicly held company. Under Mr. Lowell's employment agreement, a change of ownership or control would result from any merger, consolidation or sale of the Company, which reduces the voting interest of UniHealth below

51 percent, any transaction in which the Company sells substantially all of its material assets or the Company becoming non-publicly held.

    In the event one of the above officers is terminated by the Company (other than for incapacity, disability, habitual neglect or gross misconduct) within 24 months of a change in ownership or control, the employment agreements provide for payment of base salary and certain benefits for 36 months in the case of Mr. Hoops, 24 months in the case of Mr. Folick, and 12 months in the case of Mr. Lowell, and payment of benefits under the Company's MICP and the LTPIP which will be deemed to have accrued to the termination date. Dr. Taylor will receive severance benefits for 24 months under his employment agreement for any termination without cause, including a significant reduction in position or responsibilities, his terms of employment or relocation outside of Orange County, California and payment of the benefits under the Company's MICP and LTPIP which will be deemed to have accrued and vesting of certain of his stock options. The contingent liability for severance payments that the Company would be required to make under the employment agreements (excluding amounts which may be payable under incentive plans and the value of certain benefits) would be $1,750,204 to Mr. Hoops, $814,401 to Mr. Folick, $307,201 to Mr. Lowell and $604,421 to Dr. Taylor.


    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.


                      REPORT OF THE COMPENSATION COMMITTEE

    The compensation policies of PacifiCare Health Systems, Inc. (the "Company) are structured to link the compensation of the executive officers of the Company with enhanced shareholder value. Through the establishment of short- and long-term incentive plans, the Company seeks to align the financial interests of the executive officers with those of its shareholders. This linkage is evidenced by shareholder returns that have exceeded the peer group performance reported in this proxy on a one, three, and five-year interval.

EXECUTIVE COMPENSATION PHILOSOPHY

    In designing its compensation programs, the Company follows the belief that compensation should seek to reflect the value created for shareholders while supporting the business strategies and long-range plans of the Company and the markets the Company serves. In doing so, the compensation programs reflect the following themes:

        A compensation program that stresses the Company's financial performance and individual performance.

        An annual incentive plan, which generates a portion of compensation based on the achievement of specific performance goals, with superior performance resulting in total annual cash compensation at approximately the 75th percentile of competitive levels of companies with a similar business structure, size, and marketplace orientation.

        A long-term incentive plan that is designed to reward and retain executive officers over the long-term and is linked to earnings per share.

    The Compensation Committee (the "Committee") met six times during fiscal 1995 to review and set the compensation of the executive officers of the Company consistent with the foregoing philosophy. The Committee retains the services of consulting firms which provide independent expertise on executive compensation matters to advise it on trends and issues related to the Company's executive compensation program.

EXECUTIVE COMPENSATION COMPONENTS

    The Company's executive compensation program is based on four components, each of which is intended to serve the overall compensation philosophy.

    BASE SALARY. Base salary is intended to be set at a level equal to approximately the 50th percentile of amounts paid to executive officers of companies with a similar business structure, size, and marketplace orientation. The Committee surveys health care, service-oriented and general industry companies to provide target salaries for the Company's executive officers, which are then adjusted based on an individual's responsibilities. Salaries of executive officers in excess of $150,000 are reviewed by the Committee at least on an annual basis.

    ANNUAL INCENTIVE COMPENSATION. Under the Amended Management Incentive Compensation Plan, as amended (the "MICP"), annual incentive awards are granted upon the achievement by the executive officers of performance objectives established by the sub-committee of the Committee (the "Sub-Committee") and approved by the shareholders of the Company at the March 1, 1995 Annual Shareholders' Meeting (the "1995 Shareholders' Meeting"). The performance objective for fiscal 1995 was growth in earnings per share ("EPS") and was stated in terms of minimum, target and maximum goals. The Sub-Committee also established and the shareholders approved a targeted range for general and administrative costs as a percentage of revenue to adjust awards under the MICP (the "G&A Percentage of Revenue Measure"). If the G&A Percentage of Revenue Measure at the end of fiscal 1995 exceeded the targeted range, awards under the MICP would be reduced by a specified percentage. If the G&A Percentage of Revenue Measure at the end of fiscal 1995 equaled the targeted range, no adjustment would be made to awards under the MICP. If the G&A Percentage of Revenue Measure at the end of fiscal 1995 was lower than the targeted range, awards under the MICP would be increased by a specified percentage. MICP bonuses for fiscal 1995 were increased by the G&A Percentage of Revenue Measure.
 Business unit specific financial measures, in addition to EPS and the G&A Percentage of Revenue Measure, were established for some executive officers under the MICP. Achievement of each goal corresponds to an award equal to a specified percentage of an executive officer's salary as determined at the beginning of each fiscal year.

    LONG-TERM PERFORMANCE INCENTIVE PLAN. The Company provides a long-term performance incentive plan (the "LTPIP") that is aligned to the long-term performance of the Company by aiming to maximize shareholder return. The LTPIP opportunity is measured against the achievement of financial criteria established by the Sub-Committee for each three-year period and approved by the shareholders of the Company at the 1995 Shareholders' Meeting. A new performance period of three years starts each year, so that after participating in the LTPIP for three years, an executive officer is participating in three separate plans at the same time. The performance objective for the 1994 through 1996 and the 1995 through 1997 performance cycles is an increase in EPS and is stated in terms of minimum, target, and maximum goals. The financial measures for the 1993-1995 cycle were average return on equity (weighted 80 percent) and total revenue growth of non-core business (weighted 20 percent), which were stated in terms of minimum, target and maximum goals. Achievement of each goal corresponds to an award equal to a specified percentage of an executive officer's salary as determined at the beginning of each performance period. Sixty percent of the payments under the LTPIP are made in the form of cash and 40 percent are in the form of Company stock.

    STOCK OPTIONS. Executive officers are eligible to receive periodic grants of non-qualified stock options, incentive stock options, stock payments (in lieu of cash compensation payments other than base salary) and stock appreciation rights (collectively, the "Awards") pursuant to the Second Amended and Restated 1989 Stock Option Plan for Officers and Key Employees of PacifiCare Health Systems, Inc. (the "Employee Plan"). The Awards are intended to retain and motivate executive officers to improve long-term stock performance. Awards are granted at the fair market value of the underlying common stock at the date of grant. Stock options, generally, vest in installments over multiple years. To date, only non-qualified stock options have been granted pursuant to the Employee Plan. Prior to granting Awards, the Sub-Committee considers previous grants and stock ownership levels of executive officers and grants of stock options by competitors to their executive officers to ensure that Awards are consistent with competitive practices.


1995 ACTIONS

    In fiscal 1995, the Committee reviewed and re-approved its charter and the Company's executive compensation philosophy.

    During 1995, the Committee, along with its consultants, reviewed and approved the comparative industry compensation data, to be used by the Committee for performance and compensation comparisons. The Committee has emphasized that use of comparative compensation data should be periodically reviewed and updated consistent with the Company's growth and strategic business plans.

    Also in 1995, the Sub-Committee and the Company's shareholders approved the performance objectives for the MICP and the LTPIP described above. EPS has been adopted as a performance objective for both the MICP and the LTPIP as the Company believes that for the managed care industry EPS is a strong indicator of shareholder value.

    The Sub-Committee also adopted resolutions and amended the Employee Plan to provide for the automatic acceleration of vesting of all options held for longer than six months previously granted or options to be granted in the future upon a Change of Control. See "Option Grants in Last Fiscal Year, Footnote 2" for a definition of Change of Control.

    The Sub-Committee and the Board of Directors also adopted an amended 1992 Non-Officer Directors Stock Option Plan (the "Amended Directors Plan"). The Amended Directors Plan is described in a separate section of this proxy statement. See "The Proposals-Approval of the Amended 1992 Non-Officer Directors Stock Option Plan."

POLICY ON DEDUCTIBILITY OF COMPENSATION

    Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder ("Section 162(m)") limits the tax deduction to $1 million for compensation paid to the Company's most highly compensated executive officers, unless certain requirements are met. The Committee has established a Sub-Committee of the Compensation Committee (the "Sub-Committee") to deal with compensation issues affected by Section 162(m).
 In response to the requirements of Section 162(m), the Sub-Committee administers the Employee Plan, the MICP and the LTPIP and has obtained shareholder approval for each of these plans. The Sub-Committee believes that the Company is in compliance with Section 162(m) and it is the intent of the Sub-Committee to continue to comply with the requirements of Section 162(m) unless the Sub-Committee feels that required changes would not be in the best interest of the Company or its shareholders.

CEO COMPENSATION

    Alan Hoops, the President and Chief Executive Officer of the Company,
received an annual base salary of $450,000 in calendar year 1994.   Consistent
with the philosophy of the Committee to set annual base salaries of executive officers at approximately the 50th percentile of companies of similar size, organization and marketplace orientation, the Committee and its consultants conducted a survey of salaries of chief executive officers of health care, service-oriented and general industry companies comparable to the Company. As a result of this survey and as a result of a merit adjustment to reflect the overall growth of the Company, Mr. Hoops' salary was increased by the Committee to $575,000 for calendar year 1995.

    Mr. Hoops earned $350,000 in MICP compensation for fiscal 1995 performance, the target incentive award under the 1994 MICP, for EPS specified in the 1994 MICP as increased by the G&A Revenue Percentage Measure.

    For the 1993-1995 LTPIP performance cycle, Mr. Hoops earned $393,120 in LTPIP compensation of which 40 percent was paid in the form of the Company's stock and 60 percent was paid in cash. Mr. Hoops received the maximum LTPIP award for average return on equity (weighted 80 percent) and total revenue growth of non-core business (weighted 20 percent).

    Mr. Hoops received non-qualified stock options to purchase 30,000 shares of the Company's Class B Common Stock at $65.75 per share (the fair market value of the stock at the time of grant). The options vest 25 percent per year following the first year of grant.

The foregoing report has been furnished by:

                            David R. Carpenter, Chairman
                            Warren E. Pinckert II
                            Lloyd Ross

PERFORMANCE GRAPH

    The following graph demonstrates the performance of the cumulative total return to the shareholders of the Company's Class A Common Stock during the previous five years in comparison to the cumulative total return on the Standard & Poor's Health Care Composite Index and the Standard & Poor's 500 Stock Index.


Comparison of Five Year Cumulative Total Return

PacifiCare Health Systems, Inc.,
S&P Health Care Composite Index and S&P 500 Index

                                   Return   Return   Return   Return   Return
                                    1991     1992     1993     1994     1995
------------------------------------------------------------------------------
Pacificare Health Systems-Class A  $184.75  $267.79  $256.78  $536.83  $444.03
S&P Health Care-Comp Index         $131.17  $145.66  $164.60  $170.67  $221.43
S&P 500 Index                      $147.61  $141.48  $121.89  $147.31  $211.21


                            COMPENSATION OF DIRECTORS

CASH COMPENSATION

    Pursuant to the PacifiCare Health Systems, Inc. Amended Non-Employee Director Compensation and Retirement Plan (the "Compensation and Retirement Plan"), directors who are not full-time employees of the Company or UniHealth receive, as compensation for their services, an annual retainer of $20,000, $1,000 for each Board of Directors meeting attended and $1,000 for each Board Committee meeting attended not to exceed $2,000 per day on any day in which multiple Board and/or committee meetings are attended, except for the Chairman of the Board and Chairmen of Committees who receive an additional 50 percent of the amount paid for attendance at meetings for each Board Committee meeting attended, not to exceed $3,000 per day on any day in which multiple Board and/or committee meetings are attended. Terry Hartshorn, the Chairman of the Board of Directors, receives an annual base salary of $132,250 as compensation for his services. Mr. Hartshorn also receives benefits under the Company's benefit plans, including the MICP and the LTPIP, similar to those which other executive officers of the Company are entitled. In the event Mr. Hartshorn is terminated by the Company (other than for incapacity, disability, habitual neglect or gross misconduct) within 24 months of a change in ownership or control, his employment agreement provides for payment of his base salary, certain benefits and payment of benefits under the Company's MICP and LTPIP for a period equal to the longer of the remaining term of his employment agreement or 24 months following the effective date of termination. The Chairman of the Board and the Company's Directors are all entitled to reimbursement of expenses incurred in attending Board of Directors and Board Committee meetings.

RETIREMENT BENEFITS

    Retirement Benefits are also provided under the Compensation and Retirement Plan. Upon retirement, each Director, who is not a full-time employee of the Company or UniHealth, shall receive an annual amount equal to the average annual retainer for the preceding three-year period for the number of years of service accumulated by such Director at the time of retirement, provided five years of service as a Director have been completed. In the event of a Change of Control, any Retirement Benefits which such Director has accumulated under the Compensation and Retirement Plan, whether or not the Director meets the eligibility provisions for retirement benefits, shall immediately vest and be payable at the present value of such amount upon the effective date of a Change of Control.

STOCK OPTION PLAN

THE DIRECTORS PLAN

    In fiscal 1995, eligible Directors were granted NQSOs pursuant to the 1992 Non-Officer Directors Stock Option Plan of PacifiCare Health Systems, Inc. (the "Directors Plan"). Non-officer Directors of the Company, who were not eligible to receive awards under the Employee Plan, were eligible to receive NQSOs under the Directors Plan. The Company's Class B Common Stock are the shares of stock subject to the Directors Plan and no more than 140,000 shares of Class B Common Stock are subject to NQSOs granted under the Directors Plan. If a NQSO granted under the Directors Plan expires or is terminated or canceled, the shares of Class B Common Stock subject to NQSOs shall be added to the shares of Class B Common Stock otherwise available for issuance pursuant to NQSOs granted under the Directors Plan. The Directors Plan provides for adjustments in the number and kind of shares subject to said plan, and to outstanding NQSOs in the event of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, extraordinary cash or non-cash dividends declared on outstanding shares of Class B Common Stock or other similar transactions. The Board of Directors has adopted the Amended 1992 Non-Officer Directors Stock Option Plan (the "Amended Directors Plan") and is submitting it at the Annual Meeting for shareholder approval. A description of the Amended Directors Plan is contained in a separate section of this Proxy Statement. See "The Proposals-Approval of the Amended 1992 Non-Officer Directors Stock Option Plan." In addition, a copy of the Amended Directors Plan
is attached hereto as Exhibit B.   Options granted pursuant to the Amended
Directors Plan are subject to the approval of the Amended Directors Plan by the Company's shareholders.

    Five Directors of the Company were eligible to participate in the Directors Plan during fiscal 1995. Eligible Directors are automatically granted NQSOs to purchase 2,000 shares of Class B Common Stock on December 31 of each year; provided that, during the twelve month period preceding December 31, the optionee Director served on the Board of Directors and was not eligible to receive awards under the Employee Plan. All NQSOs granted pursuant to the Directors Plan are subject to the terms of the Directors Plan.

    The per share exercise price of the shares of Class B Common Stock subject to any NQSO granted under the Directors Plan is 100 percent of the fair market value of the shares on the date of grant. NQSOs granted under the Directors Plan vest in four cumulative installments of 25 percent of the shares of Class B Common Stock covered by each NQSO beginning on the first anniversary of the date of the grant.

    NQSOs granted under the Directors Plan may not be exercised after the earlier of: (i) the expiration of ten years and one day from the date the NQSO was granted; (ii) the expiration of eight months from the time the optionee voluntarily or involuntarily ceases to serve as a Director of the Company; (iii) the expiration of one year from the date Optionee ceases to serve as a Director of the Company by reason of disability or death; or (iv) on the effective date of (a) the liquidation or dissolution of the Company, or (b) a change of control event.

    Messrs. Carpenter, Leary, Pinckert, Reed and Ross were each automatically granted NQSOs to purchase 2,000 shares of Class B Common Stock pursuant to the Directors Plan during fiscal 1995.


                              CERTAIN TRANSACTIONS

    The Company and its subsidiaries purchased health care services from hospitals owned and managed by UniHealth totaling $70.6 million for the fiscal year ended September 30, 1995. Under the terms of a management arrangement with UniHealth, the Company paid $0.7 million for management fees, payroll processing services and other services in the fiscal year ended September 30, 1995. At September 30, 1995, $0.3 million was payable to UniHealth.

    UniHealth purchased health care coverage from the Company and its subsidiaries in the amount of $12.0 million for the fiscal year ended September 30, 1995. Amounts receivable from UniHealth were $0.9 million at September 30, 1995.

    Joseph S. Konowiecki, the Secretary and General Counsel of the Company, is the sole shareholder of Joseph S. Konowiecki, a Professional Corporation, a California professional corporation, which is a partner of the law firm of Konowiecki & Rank. The Company purchased legal services from Konowiecki & Rank in the amount of $3.2 million for the fiscal year ended September 30, 1995. The amount payable to Konowiecki & Rank at September 30, 1995 was $0.2 million.


          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's Officers and Directors, and persons who own more than 10 percent of a registered class of the Company's equity securities to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, Directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

    Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all of its Executive Officers, Directors and greater than 10 percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1995, except for Patrick Feyen, Jeffrey Folick, Mitchell Goodstein, Mary McWilliams and Jon Wampler, who did not file their initial reports on a timely basis, Lloyd Ross and Wayne Lowell who each did not file a report for one transaction on a timely basis and UniHealth which did not file one report for eight transactions on a timely basis.

                                  THE PROPOSALS

           APPROVAL OF THE ADOPTION OF AN AMENDMENT TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION
                             (ITEM 2 ON PROXY CARD)


    The Board of Directors of the Company proposes that the shareholders approve the Amendment (as defined below) to the Certificate of Incorporation. The following is a summary of the material provisions of the Amendment; it should, however, be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the Amendment which is attached hereto as Exhibit A.

DESCRIPTION OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

    At the Annual Meeting, the holders of Class A Common Stock of the Company are being asked to consider and act upon a proposal to approve an amendment (the "Amendment") to Article IV of the Company's Certificate of Incorporation which will increase the total number of shares of stock which the Company shall have authority to issue to 220,000,000. If the Amendment is adopted the total number of shares of Class A Common Stock which the Company will be authorized to issue will be 100,000,000, the total number of shares of Class B Common Stock which the Company will be authorized to issue will be 100,000,000 and the total number
of shares of preferred stock (the "Preferred Stock") will be 20,000,000.   If
the Amendment is approved at the Annual Meeting, the Board of Directors will have the ability to issue shares of the Class A Common Stock, the Class B Common Stock or the Preferred Stock without any additional shareholder action. The Preferred Stock, when issued, will have such terms, including among other things, dividends, conversion and preferences, as the Board of Directors determines.

    The Board of Directors believes that it is desirable to have the additional authorized shares of Common Stock available for possible future financing and acquisition transactions and other general corporate purposes. Having such additional authorized shares of Common Stock available for issuance in the future will give the Company greater flexibility and may allow such shares to be
issued without the expense and delay of a special shareholders' meeting.   The
issuance of shares of Class A Common Stock or Preferred Stock (with voting rights) could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other business combination transaction directed at the Company by, among other things, placing shares of Class A Common Stock or Preferred Stock (with voting rights) with investors who might align themselves with the Board of Directors or issuing new shares of Common Stock or Preferred Stock (with or without voting rights) to dilute stock ownership of a person or entity seeking control of the Company. The Company has not identified any specific transaction for which the shares of Common or Preferred Stock to be authorized hereunder would be issued.

    Approval of a majority of the outstanding Class A Common Stock is required to approve the Amendment. Such approval is sufficient to affect the amendment under both Delaware law and the Company's Certificate of Incorporation.

    If the Amendment is adopted by the holders of the Class A Common Stock pursuant to the foregoing requirements, the Board of Directors' intent is to prepare and file a Certificate of Amendment of Incorporation with the Secretary of State of the State of Delaware, amending the Certificate of Incorporation in accordance with the Amendment. The Amendment will be effective immediately upon acceptance of filing by the Secretary of State of the State of Delaware. Although the Board of Directors presently intends to file the Amendment if it is approved by the holders of the Class A Common Stock, the Board of Directors reserves the right to abandon the Amendment and not file such Certificate of Amendment even if the Amendment is approved by a majority of the holders of Class A Common Stock. Although the Board of Directors does not anticipate exercising its right to abandon the Amendment nor does it contemplate any specific events which would trigger the abandonment of the Amendment, the Board will defer or abandon the Amendment, if in its business judgment, conditions affecting the Company are such as to make the filing of the Amendment no longer in the best interest of the Company or its shareholders.

                            APPROVAL OF THE AMENDED
                  1992 NON-OFFICER DIRECTORS STOCK OPTION PLAN
                             (ITEM 3 ON PROXY CARD)

    The Board of Directors proposes that the shareholders approve the Amended 1992 Non-Officer Directors Stock Option Plan of PacifiCare Health Systems, Inc., (the "Amended Directors Plan"). The following is a summary of the material provision of the Directors Plan; it should, however, be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the Amended Directors Plan which is attached hereto as Exhibit B.

DESCRIPTION OF THE DIRECTORS PLAN

    Under the Directors Plan, which was approved by the shareholders at the 1992 Special Meeting of Shareholders, Non-officer Directors of the Company who are not eligible to receive Awards under the Employee Plan are automatically granted NQSOs to purchase 2,000 shares of Class B Common Stock on December 31 of each year; provided that, during the twelve preceding months, the Director served on the Board of Directors and was not eligible to receive awards under the Employee Plan. As of the date hereof, six Directors are eligible to participate in the Directors Plan. No more than 140,000 shares of Class B Common Stock are available for NQSOs under the Directors Plan.

    The per share exercise price of the shares of Class B Common Stock subject to any NQSO granted under the Directors Plan is 100 percent of the fair market value of the shares on the date of grant. NQSOs granted under the Directors Plan vest in four cumulative installments of 25 percent of the shares of Class B Common Stock covered by each NQSO beginning on the first anniversary of the date of the grant.

    NQSOs granted under the Directors Plan may not be exercised after the earlier of: (i) the expiration of ten years and one day from the date the NQSO was granted; (ii) the expiration of eight months from the time the optionee voluntarily or involuntarily ceases to serve as a Director of the Company; (iii) the expiration of one year from the date Optionee ceases to serve as a Director of the Company by reason of disability or death; or (iv) on the effective date of (a) liquidation or dissolution of the Company, or (b) a change of control event. The Amended Directors Plan, if adopted, will modify the effect on NQSOs granted under the Directors Plan of a liquidation or dissolution or a change of control of the Company.

    During fiscal 1995, Messrs. Carpenter, Leary, Pinckert, Reed and Ross were each granted NQSOs to purchase 2,000 shares of Class B Common Stock. The aggregate market value of the Class B Common Stock underlying outstanding NQSOs is $3,617,600.

REASON FOR PROPOSAL

    The Board of Directors has approved the Amended Directors Plan.  Among other changes, the Amended Directors Plan would provide for an automatic and immediate acceleration of the vesting of all NQSOs granted under the Amended Directors Plan upon the occurrence of a change of control of the Company (as defined below), as long as the NQSOs have been held for at least six months.
The Directors Plan, as currently in effect, provides for the expiration of the NQSOs upon a change of control, liquidation or dissolution of the Company. The Amended Directors Plan would provide Non-officer Directors with the security and assurance of knowing that they will be able to realize the full potential value of their NQSOs in the event of a Change of Control. In addition, the Amended Directors Plan would promote the best interests of the Company by enhancing the Company's ability to attract and retain the services of experienced and knowledgeable non-officer directors and providing additional incentives for such directors to continue working for the best interests of the Company and its stockholders even in case of a pending change of control. The Amended Directors Plan is being submitted to the shareholders for approval at the Annual Meeting in order to retain its exemption from Section 16(b) of
the Exchange Act.   Any NQSOs granted under the Amended Directors Plan, prior to shareholder approval of the Amended Directors Plan, will be subject to shareholder approval of the Amended Directors Plan. If shareholder approval is not obtained, the NQSOs granted under the Amended Directors Plan will be governed by the terms of the Directors Plan.

    In order to make the terms of the NQSOs, which have previously been granted under the Directors Plan, consistent with the NQSOs to be granted under the Amended Directors Plan, the Board of Directors has adopted resolutions which provide for the automatic and immediate acceleration of the vesting of all NQSOs previously granted under the Directors Plan upon the occurrence of a Change of Control of the Company, as long as the NQSOs have been held for at least six months. The Company is seeking approval from those Directors who hold such NQSOs for the modification of the NQSOs.

DESCRIPTION OF THE AMENDED PLAN

    The Amended Directors Plan amends Section 8 of the Directors Plan and adds
Section 9 to provide that upon the Change of Control, any NQSO issued under the Amended Directors Plan which has been held by an optionee for at least six months shall become exercisable immediately upon the effective date of a Change of Control. Change of Control is defined as any of the following events: (i) a business combination effectuated through the merger or consolidation of the Company with or into another entity where the Company is not the Surviving Organization; (ii) any business combination effectuated through the merger or consolidation of the Company with or into another entity where the Company is the Surviving Organization and such business combination occurred with an entity whose market capitalization prior to the transaction was greater than 50 percent of the Company's market capitalization prior to the transaction; (iii) the sale in a transaction or series of transactions of all or substantially all of the Company's assets; (iv) any "person" or "group" (within the meaning of Sections 13(d)and 14(d) of the Exchange Act) other than UniHealth, acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of 20 percent or more of the voting common stock of the Company and the beneficial ownership of the voting common stock of the Company owned by UniHealth at that date is less than or equal to the beneficial ownership interest of voting securities attributable to such other person or group; (v) a dissolution or liquidation of the Company; or (vi) the Company ceases to be subject to the reporting requirements of the Act as a result of a "going private transaction" (within the meaning of the Exchange Act). For purposes hereof, "Surviving Organization" shall mean any entity where the majority of the members of such entity's board of directors are persons who were members of the Company's board of directors prior to the merger, consolidation or other business combination and the senior management of the surviving entity includes all of the individuals who were the Company's executive management (the Company's chief executive officer and those individuals who report directly to the Company's chief executive officer) prior to the merger, consolidation or other business combination and such individuals are in at least comparable positions with such entity. Except as described in this paragraph, the Amended Directors Plan is substantially the same as the Directors Plan.

FEDERAL INCOME TAX CONSEQUENCES

    There will be no federal income tax consequences to either a Director or the Company on the grant of a NQSO. On the exercise of a NQSO, the Director will have taxable ordinary income equal to the excess of the fair market value of the shares of Class B Common Stock received on the exercise date over the option price of the shares. The Company will be entitled to a tax deduction in an amount equal to such excess, provided the Company complies with applicable reporting rules. Any ordinary income realized by the Directors upon exercise of a NQSO will increase his tax basis in the Class B Common Stock thereby acquired. Upon the sale of the Class B Common Stock acquired by exercise of a NQSO, a Director will realize long-term or short-term capital gain or loss depending upon his holding period for such stock.

    A Director who surrenders shares of Common Stock in payment of the exercise price of a NQSO will not recognize gain or loss on his surrender of such shares, but will recognize ordinary income on the exercise of the NQSO as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

    If the Company delivers cash (in lieu of fractional shares) or shares of Common Stock to a Director pursuant to a cashless exercise program, the Director will recognize ordinary income equal to the cash paid and the fair market value as of the date of exercise of any shares delivered to him. An amount equal to any such ordinary income will be deductible by the Company, provided it complies with applicable reporting requirements.


                  RELATIONSHIP OF CERTIFIED PUBLIC ACCOUNTANTS

    The Board of Directors selects the independent certified public accountants for the Company each year. Ernst & Young LLP has acted in this capacity since 1984 and is expected to continue for the current fiscal year.

    In connection with its audit functions, Ernst & Young LLP audited the Company's consolidated financial statements for the fiscal years ended September 30, 1993, 1994 and 1995.

    Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, may make a statement if they so desire, and will be available to respond to appropriate questions. If possible, such questions should be submitted in writing to the Company, at least 10 days prior to the Annual Meeting, at 5995 Plaza Drive, Cypress, CA 90630, Attention: Mr. Wayne Lowell, Chief Financial Officer.

                 OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

    At the time this Proxy Statement was published, the Board of Directors knew of no other matters constituting a proper subject for action by the shareholders which would be presented at the Annual Meeting. However, if any other business should come before the meeting for shareholder action, the persons acting under proxies in the enclosed Proxy Card will vote thereon in accordance with their best judgment.


                             SHAREHOLDERS PROPOSALS

    Shareholders desiring to submit proposals for consideration by the shareholders at the 1997 Annual Meeting of Shareholders are advised that their proposals must be received by the Company no later than September 30, 1996 in order to be eligible for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

COST OF SOLICITATION

    The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies in person or by telephone. No compensation, other than their regular compensation, will be paid to them for such solicitation. The Company may reimburse banks, brokers, nominees and other fiduciaries for postage and reasonable clerical expenses incurred by them in forwarding the proxy material to principals.


    NOTE: UPON WRITTEN REQUEST OF ANY SHAREHOLDER ENTITLED TO RECEIVE THIS PROXY STATEMENT, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE COMPANY AT 5995 PLAZA DRIVE, CYPRESS, CALIFORNIA 90630, ATTENTION:
INVESTOR RELATIONS DEPARTMENT. THE REQUEST MUST INCLUDE REPRESENTATION BY THE SHAREHOLDER THAT, AS OF JANUARY 8, 1995, SAID SHAREHOLDER WAS A SHAREHOLDER OF THE COMPANY ON SUCH DATE.


                                 By order of the Board of Directors



                                        Joseph S. Konowiecki
                                              SECRETARY

                                                                       EXHIBIT A


                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                        PACIFICARE HEALTH SYSTEMS, INC.,
                             A DELAWARE CORPORATION

     PACIFICARE HEALTH SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That the Board of Directors of PacifiCare Health Systems, Inc., at a duly held meeting adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Board of Directors deems it advisable and in the best interests of the Company that paragraph "A" of Article IV of the Certificate of Incorporation be amended and restated to read in its entirety as follows:

     "PacifiCare Health Systems, Inc. ("Corporation") is authorized to issue three classes of shares of stock to be designated, respectively, "Class A Common Shares," "Class B Common Shares" and "Preferred Shares." The total number of shares of stock which the Corporation shall have authority to issue is two hundred twenty million (220,000,000). The total number of Class A Common Shares which the Corporation shall have authority to issue is one hundred million (100,000,000), and the par value of each such Class A Common Share shall be one cent ($0.01). The total number of Class B Common Shares which the Corporation shall have authority to issue is one hundred million (100,000,000), and the par value of each such Class B Common Share shall be one cent ($0.01). The total number of Preferred Shares which the Corporation shall have the authority to issue is twenty million (20,000,000), and the par value of each such Preferred Share shall be one dollar ($1.00)."

     SECOND: That the required number of stockholders of the Corporation have duly approved and adopted the foregoing amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, PacifiCare Health Systems, Inc. has caused this certificate to be signed by Alan R. Hoops, its president, and attested by Joseph
S. Konowiecki, its secretary, this ______ day of _______, 199_.


                              PACIFICARE HEALTH SYSTEMS, INC.



                              ____________________________________
                              Alan R. Hoops, President


ATTEST:

__________________________________
Joseph S. Konowiecki, Secretary

                                                                       EXHIBIT B


                       AMENDED 1992 NON-OFFICER DIRECTORS
                                STOCK OPTION PLAN
                                       OF
                         PACIFICARE HEALTH SYSTEMS, INC.


     1. PURPOSE. The Amended 1992 Non-Officer Directors Stock Option Plan (the "Plan") of PacifiCare Health Systems, Inc., a Delaware corporation (the "Company"), is intended to promote the best interests of the Company and its stockholders by strengthening the Company's ability to attract and retain the services of experienced and knowledgeable non-officer directors and to provide additional incentive for such directors to continue to work for the best interests of the Company and its stockholders. The options granted hereunder are not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as Incentive Stock Options.

     2. AMOUNT AND SOURCE OF STOCK. The shares of stock subject to options shall be shares of the Company's Class B Common Stock, par value $0.01 per share (the "Shares"). The total number of Shares which may be the subject of options granted pursuant to the Plan shall be limited so that the total number of Shares issued upon the exercise of options granted under the Plan shall not exceed 140,000, subject to adjustment as provided in paragraph 11 of the Plan. In the event that any option granted hereunder expires or is terminated or canceled prior to its exercise in full for any reason, the Shares subject to such option shall be added to the Shares otherwise available for issuance pursuant to the exercise of options under the Plan.

     3.   ADMINISTRATION OF THE PLAN.

          (a) The Plan shall be administered by a committee of the Board of Directors of the Company (the "Board") comprised of two or more members of the Board, selected by the Board (the "Committee"). It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the respective option agreements and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Committee shall have no authority with respect to the selection from among the eligible individuals to whom options are to be granted (any such individual being hereinafter referred to as the "optionee" or the "holder") or the number or maximum number of Shares subject to any option that is granted to an eligible individual. The selection of optionees and the number of Shares subject to each option shall be determined in accordance with paragraph 4 of the Plan.

          (b) The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

          (c) Members of the Committee shall not receive compensation for their services as members but all expenses and liabilities they incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and its Officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all optionees, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options and all members of the Committee shall be fully protected by the Company in respect to any such action, determination or interpretation.

     4. ELIGIBILITY. All non-officer directors of the Company, who are not eligible to receive options under the Second Amended and Restated 1989 Stock Option Plan for Officers and Key Employees of the Company, as amended (the "1989 Plan"), shall be eligible to receive options hereunder (the "Eligible

Directors"). The Committee shall, subject to the applicable limits of the Plan, automatically grant each Eligible Director annually options to purchase 2,000 Shares on the 31st day of December in each calendar year (the "Date of Grant") commencing December 31, 1992; provided that the optionee shall not have been eligible to receive options under the 1989 Plan for all or any part of the preceding 12-month period and shall have served on the Board the entire preceding 12-month period. If additional Eligible Directors are hereafter appointed to the Board, the Committee shall, subject to the applicable limits of the Plan, automatically grant each such person an annual option to purchase 2,000 Shares on the 31st day of December in each calendar year (the "Date of Grant") commencing with the first December 31st following the date on which such director was appointed; so long as the director is then eligible for the granting of options pursuant to this Plan and has not been eligible to receive options under the 1989 Plan for all of the preceding 12-month period, and, such director shall have served on the Board the entire preceding 12-month period.
If the number of Shares which may be the subject of options under the Plan is not sufficient to make all automatic grants required to be made pursuant to the Plan on the applicable date, the number of Shares subject to the options granted to each director shall be reduced on a pro rata basis.

     5. OPTION PRICE. The exercise price for the Shares purchasable under any option granted hereunder shall be an amount equal to 100 percent of the fair market value of the Shares subject to option under the Plan on the Date of Grant. For purposes of the Plan, the "fair market value" of the Shares on a given date shall be based upon: (i) the closing price per share of the Shares on the principal exchange on which the Shares are then trading, if any, on such date, or, if the Shares were not traded on such date, then on the next preceding trading day during which a sale occurred; or (ii) if the Shares are not traded on an exchange but are quoted on the National Association of Securities Dealers Automatic Quotation System ("Nasdaq") or a successor quotation system, (1) the last sales price (if the Shares are then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Shares on such date as reported by Nasdaq or such successor quotation system; or (iii) if the Shares are not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the mean between the closing bid and asked prices for the Shares on such date as determined in good faith by the Committee; or
(iv) if the Shares are not publicly traded, the fair market value established by the Committee acting in good faith.

     6.   TERMS AND CONDITIONS OF OPTIONS; VESTING.

          (a) Subject to paragraphs 6(b), (c) and (d), and paragraphs 8, 9 and 15, each option granted on the Date of Grant shall become exercisable in four cumulative installments as follows:

         (i) The first installment shall consist of 25 percent of the Shares covered by the option and shall become exercisable on the first anniversary of the Date of Grant.

         (ii) The second installment shall consist of 25 percent of the Shares covered by the option and shall become exercisable on the second anniversary of the Date of Grant.

         (iii) The third installment shall consist of 25 percent of the Shares covered by the option and shall become exercisable on the third anniversary of the Date of Grant.

         (iv) The fourth installment shall consist of all remaining Shares covered by the option and shall become exercisable on the fourth anniversary of the Date of Grant.

          (b) No portion of an option which is unexercisable at Termination of Directorship (as defined in paragraph 8) shall thereafter be exercisable.

          (c) The installments provided for in this paragraph 6 are cumulative. Each such installment which becomes exercisable pursuant to paragraph 6(a) shall remain exercisable until such installment becomes unexercisable under paragraph 8.

          (d) Subject to paragraph 15, the grant of options by the Committee shall be effective as of the Grant Date; provided, however, that no option granted hereunder shall be exercisable unless and until the holder shall enter into an individual option agreement with the Company that shall set forth the terms and conditions of such option. Each such agreement shall expressly incorporate by reference the provisions of this Plan (a copy of which shall be made available for inspection by the optionee during normal business hours at the principal office of the Company) and shall state that in the event of any inconsistency between the provisions hereof and the provisions of such agreement, the provisions of this Plan shall govern.

     7.   EXERCISE OF OPTIONS.

          (a) During the lifetime of the optionee, only he, his guardian or legal representative may exercise an option granted to him, or any portion thereof. After the death of the optionee, any exercisable portion of an option may, prior to the time when such option becomes unexercisable under paragraph 8, be exercised by his personal representative or by any person empowered to do so under the deceased optionee's will or under the applicable laws of descent and distribution.

          (b) At any time and from time to time prior to when any exercisable option or exercisable portion thereof becomes unexercisable under paragraph 8, such option or portion thereof may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional shares and the number of shares for which an option may be partially exercised shall be not less than 100 shares.

          (c) An exercisable option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary or Chief Financial Officer of the Company or their respective offices of all of the following prior to the time when such option or such portion becomes unexercisable under the Plan:

         (i) Notice in writing signed by the optionee or other person then entitled to exercise such option or portion, stating that such option or portion is exercised, such notice complying with all applicable rules established by the Committee;

         (ii)  (A)   Full payment (in cash or by check) for the shares with
      respect to which such option or portion is hereby exercised;

             (B) With the consent of the Committee, shares of any class of the Company's stock owned by the optionee duly endorsed for transfer to the Company with a fair market value (as determinable under paragraph 5) on the date of delivery equal to the aggregate option price of the Shares with respect to which such option or portion is thereby exercised (which shares shall be owned by the optionee for more than six months at the time they are delivered);

             (C) With the consent of the Committee, any other form of cashless exercise permitted under paragraph 7(d) hereof; or

             (D) Any combination of the consideration provided in the foregoing subsections (A), (B) and (C);

         (iii) Such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations. The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop transfer orders to transfer agents and registrars; and

         (iv) In the event that the option or portion thereof shall be exercised by any person or persons other than the optionee, appropriate proof of the right of such person or persons to exercise the option or portion thereof.

          (d) The Company, in its sole discretion, may establish procedures whereby an optionee, to the extent permitted by and subject to the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), Regulation T issued by the Board of Governors of the Federal Reserve System pursuant to the Exchange Act, federal income tax laws, and other federal, state and local tax and securities laws, can exercise an option or a portion thereof without making a direct payment of the option price to the Company. If the Company so elects to establish a cashless exercise program, the Company shall determine, in its sole discretion and from time to time, such administrative procedures and policies as it deems appropriate provided such procedures and policies are consistent with those of any cashless exercise program established pursuant to the 1989 Plan. Such procedures and policies shall be binding on any optionee wishing to utilize the cashless exercise program.

     8. EXPIRATION OF OPTIONS. No option may be exercised to any extent by anyone after the first to occur of the following events:

          (a) The expiration of 10 years and one day from the date the option was granted; or

          (b) The expiration of eight months from the time the optionee shall voluntarily or involuntarily cease to continue to serve as a director of the Company (a "Termination of Directorship"), unless such Termination of Directorship results from his death or disability; or

          (c) The expiration of one year from the date of the optionee's Termination of Directorship by reason of his disability; or

          (d)  The expiration of one year from the date of optionee's death.

     For purposes of this paragraph 8, "disability" shall mean a medically determinable physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than 12 months and which renders a director substantially unable to function as a director of the Company. Nothing contained herein or in any option agreement shall be construed to confer on any optionee any right to continue as a director of the Company.

     9. ACCELERATION OF VESTING UPON A CHANGE OF CONTROL. Notwithstanding anything to the contrary in Section 8 and/or any vesting provisions of any option, any option which has been held for at least six months shall become
exercisable immediately upon the effective date of a "Change of Control."   As
used in this Section 9, the term "Change of Control" shall mean the occurrence of any of the following: (i) a business combination effectuated through the merger or consolidation of the Company with or into another entity where the Company is not the Surviving Organization; (ii) any business combination effectuated through the merger or consolidation of the Company with or into another entity where the Company is the Surviving Organization and such business combination occurred with an entity whose market capitalization prior to the transaction was greater than 50 percent of the Company's market capitalization prior to the transaction; (iii) the sale in a transaction or series of transactions of all or substantially all of the Company's assets; (iv) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than UniHealth, a California nonprofit public benefit corporation ("UniHealth"), acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of 20 percent or more of the voting common stock of the Company and the beneficial ownership of the voting common stock of the Company owned by UniHealth at that date is less than or equal to the beneficial ownership interest of voting securities attributable to such other person or group; (v) a dissolution or liquidation of the Company; or (vi) the Company ceases to be subject to the reporting requirements of the Exchange Act as a result of a "going private transaction" (within the meaning of the Exchange Act). For purposes hereof, "Surviving Organization" shall mean any entity where the majority of the members of such entity's board of directors are persons who were members of the Company's board of directors prior to the merger, consolidation or other business combination and the senior management of the surviving entity includes all of the individuals who were the Company's executive management (the Company's chief executive officer and those individuals who report directly to the

Company's chief executive officer) prior to the merger, consolidation or other business combination and such individuals are in at least comparable positions with such entity. The Committee may make such determinations and interpretations and adopt such rules and conditions as it, in its absolute discretion, deems appropriate in connection with a Change in Control and acceleration of exercisability. All such determinations and interpretations by the Committee shall be conclusive. Each optionee shall receive at least 10 days' notice prior to the effective date of the Change of Control that their options will be exercisable upon the effective date of the Change of Control and the officers of the Company shall make adequate provisions to permit all optionees to exercise their options as of the effective date of the Change of Control.

     10. NON-TRANSFERABILITY OF OPTIONS. No option or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law or judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this paragraph 10 shall prevent transfers by will or by the applicable laws of descent and distribution.

     11.  ADJUSTMENTS UPON CERTAIN EVENTS.

          (a) In the event that the outstanding shares of Class B Common Stock of the Company are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, or in the event of extraordinary cash or non-cash dividends being declared with respect to the outstanding shares of Class B Common Stock or other similar transactions, proportionate adjustments shall be made by the Committee in the number and kind of shares for the purchase of which options may be granted (including adjustments of the limitation on the maximum number and kind of shares which may be issued on exercise of options), which adjustments shall be consistent with comparable adjustments made pursuant to the corresponding provision in the 1989 Plan.

          (b) In the event that the outstanding shares of Class B Common Stock of the Company are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, or in the event of extraordinary cash or non-cash dividends being declared with respect to the outstanding shares of Class B Common Stock or other similar transactions, the Committee shall make proportionate adjustments in the number and kind of shares as to which all outstanding options, or portions thereof then unexercised, shall be exercisable, to the end that after such event the optionee's proportionate interest shall be maintained as before the occurrence of such event. Such adjustments shall be consistent with comparable adjustments made pursuant to the corresponding provision in the 1989 Plan. Such adjustment in an outstanding option shall be made without change in the total price applicable to the option or the unexercised portion of the option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and with any necessary corresponding adjustment in option price per share. Any such adjustment made by the Committee shall be final and binding upon all optionees, the Company and all other interested persons.

     12.  GENERAL RESTRICTIONS.

          (a) The Shares issuable and deliverable upon the exercise of any option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have then been reacquired by the Company. The Company shall not be required to issue or deliver any certificate or certificates for Shares purchased upon the exercise of any option or portion thereof prior to fulfillment of all of the following conditions:

               (i) The admission of such Shares to listing on all stock exchanges on which such class of stock is then listed;

               (ii) The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;

               (iii) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

               (iv) The payment to the Company of all amounts which it is required to withhold under federal, state or local law in connection with the exercise of the option; and

               (v) The lapse of such reasonable period of time following the exercise of the option as the Committee may establish from time to time for reasons of administrative convenience.

          (b) The holders of options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any Shares receivable upon the exercise of any part of an option unless and until certificates representing Shares have been issued by the Company to such holders.

     13.  WITHHOLDING TAX LIABILITY.

          (a) A holder of an option granted hereunder may elect to deliver Shares to the Company or have the Company withhold shares otherwise issuable upon the exercise of an option in order to satisfy federal, state and local withholding tax liability (a "share withholding election"), provided: (i) the Board or, if so designated, the Committee, shall not have revoked its advance approval of the holder's share withholding election; and (ii) the share withholding election is made on or prior to the date on which the amount of withholding tax liability is determined (the "Tax Date"). Notwithstanding the foregoing, a holder whose transactions in Common Stock are subject to
Section 16(b) of the Act may make a share withholding election only if the following additional conditions are met: (i) the withholding is made at least six months after the date of the grant of the option; and (ii) either
(x) the share withholding election is irrevocably made at least six months in advance of the withholding, or (y) the share withholding election and the share withholding take place during the period beginning on the third business day following the date of release of the Company's quarterly or annual financial results and ending on the twelfth business day following such date.

          (b) A share withholding election shall be deemed made when written notice of such election, signed by the holder, has been delivered or transmitted by registered or certified mail to the Secretary or Chief Financial Officer of the Company at its then principal office. Delivery of said notice shall constitute an irrevocable election to have Shares withheld.

          (c) Upon exercise of an option by a holder, the Company shall transfer the total number of Shares subject to the option to the holder on the date of exercise, less any Shares the holder elects to withhold.

     14. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN. The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that: (i) the Board may not amend or modify the Plan more than once in any six month period other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules promulgated thereunder; and (ii) no amendment without the approval of the stockholders of the Company shall be made if stockholder approval would be required under Section 422 of the Code, Rule
16b-3 under the Exchange Act or any other law or rule of any governmental authority, stock exchange or other self-regulatory organization to which the Company is subject. Neither the amendment, suspension nor termination of the Plan shall, without the consent of the holder of the option, alter or impair any rights or obligations under any option theretofore granted. No option may be granted during any period of suspension nor after termination of the Plan, and in no event may any option be granted under this Plan after the expiration of 10 years from the date the Plan is approved by the Company's stockholders under paragraph 15.

     15. APPROVAL OF PLAN BY STOCKHOLDERS. This Plan will be submitted for the approval of the Company's stockholders within 12 months after the date of the Board's initial adoption of the Plan. Options may be granted prior to such stockholder approval; provided, however, that such options shall not be exercisable prior to the time when the Plan is approved by the stockholders; provided, further, that if such approval has not been obtained at the end of said 12-month period, all options previously granted under the Plan shall thereupon be cancelled and become null and void.

PROXY CARD


                         PACIFICARE HEALTH SYSTEMS, INC.

            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned holder of Class A Common Stock acknowledges receipt of a copy of the Annual Report and the Proxy Statement, dated January 23, 1996, and, revoking any proxy heretofore given, hereby constitutes and appoints Messrs. Terry Hartshorn and Alan Hoops, and each of them, as proxies, each of them with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, cumulatively or otherwise as designated below, all the shares of Class A Common Stock held of record by the undersigned on January 8, 1996, at the Annual Meeting of Shareholders to be held on March 6, 1996 or any adjournment thereof.



1. ELECTION OF DIRECTORS ____  FOR the nominees listed ____  WITHHOLD AUTHORITY
                              (except as indicated to       to vote for ALL
                              the contrary)                 below


            Gary L. Leary                     Warren E. Pinckert II

      (Instruction:   To withhold authority to vote for any nominee, write the
nominee's name in the space provided below.)

2. APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

          ______ FOR               ______ AGAINST

3. APPROVAL OF THE AMENDED 1992 NON-OFFICER DIRECTORS STOCK OPTION PLAN

          ______ FOR               _______ AGAINST

4. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

5. If you plan to attend the Annual Meeting, please check here: _________.

Please sign exactly as your name appears on the proxy. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


___________________________________
Signature

___________________________________
Signature (if held jointly)

DATED:                       , 1996


PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.